Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02103) of Hawaiian Electric Industries, Inc. of our report dated June 10, 2016 relating to the financial statements and supplemental schedule of Hawaiian Electric Industries Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 10, 2016